Press
Release

Contacts: Jessica Benbow
Arbitron Inc.
410-312-8239
jessica.benbow@arbitron.com

Karen Mateo
CBS Radio
212-846-7638
karen.mateo@cbsradio.com

Henry Feintuch/Yin Chang
KCSA Worldwide
212-896-1212 / 212-896-1228
hfeintuch@kcsa.com / ychang@kcsa.com

Investor Relations: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

ARBITRON AND CBS RADIO ENTER INTO MULTI-YEAR, MULTI-MARKET AGREEMENT FOR PORTABLE PEOPLE METER
(PPM) RATINGS SERVICES

NEW YORK, May 18, 2006 – Arbitron Inc. (NYSE: ARB) today announced that CBS RADIO, one of the largest major-market operators in the United States, has entered into a seven year agreement for Portable People Meter (PPMSM) radio ratings when the new audience ratings technology is deployed in the 35 CBS RADIO markets encompassed in Arbitron’s previously announced PPM rollout plan.

Arbitron plans to launch the Portable People Meter (PPM) system as its radio ratings service to the top 50 markets, beginning with Houston in July 2006 (pending Media Rating Council accreditation).

Joel Hollander, Chairman and Chief Executive Officer of CBS RADIO commented, “CBS RADIO is counting on the PPM to enhance the value of both our programming and the audiences we reach in the eyes of our advertisers. We’re pleased to be the first major broadcaster to embrace the future by signing a contract for Arbitron’s next-generation electronic audience measurement system. Radio has been searching for a more accountable method to provide advertisers with valuable information about its listeners, and I’m confident that the PPM will be supported throughout the industry.”

“We are pleased that CBS RADIO has signed a long-term agreement with Arbitron for PPM radio ratings.  We view this agreement as an endorsement of our electronic measurement technology from one of our largest and most sophisticated customers.  We look forward to continuing to provide CBS RADIO with the information services to help it grow and manage its business for years to come,” said Steve Morris, president and CEO, Arbitron Inc.

The Portable People Meter, an electronic audience measurement technology that has been in U.S. market trials since 2001, is scheduled to be used in the top 50 markets in place of the current paper and pencil diary method that the company has employed to collect radio audience estimates since 1965.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization located in Columbia, Maryland. Arbitron has approximately 1700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

About CBS RADIO

CBS RADIO is one of the largest major-market operators in the United States with stations covering news, alternative rock, country, FM talk, classic rock, oldies, JACK and urban formats, among others. A division of CBS Corporation, CBS RADIO operates 179 radio stations, the majority of which are in the nation’s top 50 markets. CBS RADIO also has made aggressive moves to converge new and traditional media through creative programming and advanced delivery methods, including online streaming, HD Radio and podcasting. In May 2005, CBS RADIO launched the world’s first podcast programmed radio station, KYOURADIO. Additionally, CBS Radio is home to 29 of the country’s leading sports franchises amongst MLB, the NFL, the NBA, the WNBA and the NHL, including the New York Yankees, New York Mets, Chicago White Sox, New England Patriots, New York Giants, Chicago Bears and the Detroit Red Wings. For more information on CBS RADIO, please visit www.cbsradio.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

• renew all or part of contracts with large customers as they expire;

• successfully execute our business strategies, including implementation of our Portable People Meter services and to execute potential joint venture or third party agreements;

• effectively manage the impact of any further consolidation in the radio and advertising agency industries;

• keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

• successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

• successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.